Exhibit 10.3

ISLE OF CAPRI CASINOS, INC. EMPLOYMENT AGREEMENT

Compliance Addendum - Code Section 409A

Executive (“Executive”): Dale R. Black

Effective Date of Employment Agreement:  December 17, 2007

Effective Date of This Addendum: January 1, 2009

Isle of Capri Casinos, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), previously entered into an Employment Agreement with Executive dated the date set forth above (the “Agreement”), providing for, among other things, the payment or provision of certain amounts and benefits now subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  This Addendum is intended to comply with the provisions of Code Section 409A and the final regulations promulgated thereunder and is to be interpreted and construed in a manner consistent with such intent.  To the extent the provisions of this Addendum are inconsistent with the provisions of the Agreement, the terms of this Addendum shall govern.

1.                                       Definitions.  Capitalized terms used in this Addendum shall have the meanings ascribed to them in the Agreement, except:

a.                                       For all purposes under the Agreement, the term “Disability” or “Disabled” shall mean that Executive by reason of a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months (i) has been receiving income replacement benefits for a period of not less than three months under a separate long-term disability plan or policy maintained by the Company or an affiliate thereof, or (ii) is unable to engage in any substantial gainful employment.

b.                                      For all purposes under the Agreement, the term “Termination of Employment” or words of similar import shall mean the later of the date on which (i) Executive’s employment with the Company and its affiliates ceases, or (ii) the Company and Executive reasonably anticipate that Executive will perform no further services for the Company and its affiliates, whether as a common law employee or independent contractor.  Notwithstanding the foregoing, Executive may be deemed to incur a Termination of Employment if he continues to provide services to the Company or an affiliate, whether as an employee or an independent contractor, provided such services are not more than 20% of the average level of services performed by such Executive during the immediately preceding 36-month period.

c.                                       The status of Executive as a “Specified Employee” shall be determined in accordance with the provisions of Code Section 409A and shall mean that as of his Separation Date, Executive is a “key employee” of the Company or an affiliate within the meaning of Code Section 416(i), (ii), or (iii), but determined without regard to paragraph (i)(5) thereof.  If Executive satisfies such requirements as of a December 31st, he shall be considered a Specified Employee hereunder during the 12-month period commencing on the immediately following April 1st.

2.                                       Specified Employee Delay.  If Executive is a Specified Employee as of his Termination of Employment, then any payment due to Executive on account of such termination shall be made or commence as of the first business day of the calendar month following such termination, to the extent then permitted under Code Section 409A.  Any such payment shall be made in the form prescribed in the Agreement.  Otherwise, payment shall be made at the time or times and in the form prescribed under the Agreement.  Any payment required to be delayed as provided in the Agreement, shall be made without liability for interest or other loss of investment opportunity.

3.                                       Payments. Any provision of the Agreement purporting to provide to the Board of Directors the discretionary authority to determine the time or times of payment thereunder shall be void and of no effect.

4.                                       Reimbursements.  Any reimbursement due to Executive under the Agreement, including business expense reimbursements under Section 2d thereof, shall be subject to the following special rules:

a.                                       Executive shall claim reimbursement not later than 90 days after the end of the calendar year in which the expense giving rise to such claim for reimbursement is incurred.

b.                                      The Company shall promptly pay or reimburse such proper expenses upon receipt of such information and supporting documentation as it may reasonably request, but not later than December 31st of the calendar year following the calendar year in which such expenses are incurred.

c.                                       Any claim for reimbursement provided under the Agreement shall be made no later than two years after Executive’s date of death, at which time the Company’s obligations to reimburse under the Agreement shall be extinguished.

5.                                       Continuation of Benefits.   In lieu of the continuation of Executive’s coverage under the Company’s welfare plans described in Sections 3(a)(ii) and 4(b) of the Agreement, the following shall apply:

a.                                       During the period described in Section 3(a)(ii) or 4(b), as the case may be, following Executive’s Termination of Employment, Executive shall receive continuation coverage for herself and his spouse and dependents under the Company’s major medical, dental and vision plans (collectively, the “Medical Plan”), at Executive’s sole expense, consistent with the level of coverage otherwise in effect as of his Termination Date; provided that such coverage shall earlier cease in the event Executive, his spouse or dependents, as the case may be, obtains alternative group coverage during such period (the “Continuation Period”);

b.                                      During the Continuation Period, the Company shall provide to Executive an amount such that, after the payment of all income and employment taxes due with respect to such amount, there remains an amount equal to the Company’s premium contribution paid with respect to its active employees for the level of coverage provided to Executive and his spouse and dependents under the Medical Plan during such period; and

c.                                       Nothing contained herein shall be deemed to offset or otherwise limit the period of continuation coverage otherwise available to Executive and his spouse or dependents under Code Section 4980B, which shall be deemed to commence following the end of the Continuation Period and shall be provided at Executive’s sole expense.

This Compliance Addendum was executed in multiple counterparts, each of which has been deemed an original, as of the dates set forth below, to be effective as provided above.

Executive:	Isle of Capri Casinos, Inc.:

/s/ Dale R. Black	By:	/s/ Ronald Burgess

Date: December 24, 2008	Title:	Senior Vice President, Human Resources

	Date:	December 31, 2008